UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
TAPIMMUNE INC.
(Name of Registrant as Specified in the Charter)

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NOTICE OF ACTION BY WRITTEN CONSENT

January __, 2014

To the Stockholders of

TAPIMMUNE INC. (A Nevada Corporation)

We Are Not Asking You For A Proxy, And You Are Requested Not To Send Us A Proxy.

This Information Statement is to notify shareholders of our common stock of actions to be taken by the majority vote of our shareholders in lieu of a meeting of shareholders. This Information Statement is being mailed on or about January __, 2014 to all of our shareholders of record at the close of business on January __, 2014 (the "Record Date").

Holder of 278,685,000 votes of our capital stock, representing approximately 65% of all of the votes of our outstanding capital stock, have executed a written consent in lieu of an Annual Meeting (the "Written Consent"), with an effective date of January 10, 2014 to:

●	enact a reverse stock split whereby every 100 shares of common stock held by a stockholder shall be exchanged for one share of our common stock and

●
amend our Articles of Incorporation to increase our authorized share capital from 150,000,000 shares of common stock and 5,000,000 shares of preferred stock to 500,000,000 shares of common stock and 5,000,000 shares of preferred stock.

The actions described above will take effect approximately 20 days after the mailing of this Information Statement to our shareholders on the Record Date, pending required filings with the Secretary of State of Nevada.

Because holders of approximately 278,685,000 votes of our capital stock, representing approximately 65% of all of the votes of our outstanding capital stock, have executed the Written Consent, no vote or consent of any other shareholder is being, or will be, solicited in connection with the authorization of the matters set forth in the Written Consent. Under Nevada law, our bylaws and our Articles of Incorporation, the votes represented by the holders signing the Written Consent are sufficient in number to authorize the matters set forth in the Written Consent, without the vote or consent of any of our other shareholders. Nevada statutes provide that any action that is required to be taken, or that may be taken, at any annual or special meeting of shareholders of a Nevada corporation may be taken, without a meeting, without prior notice and without a vote, if a written consent, setting forth the actions taken, is signed by the holders of outstanding capital stock having not less than the minimum number of votes necessary to authorize such action.

This Information Statement is being mailed to shareholders on or about January __, 2014. We will bear all expenses incurred in connection with the distribution of this Information Statement. We will reimburse brokers or other nominees for reasonable expenses they incur in forwarding this material to beneficial owners.  The actions in the Written Consent and the director and officer appointment will take effect on or shortly after [20 days after the mailing of the Definitive Information Statement].

No action is required by you. The accompanying Information Statement is furnished only to inform you of the above actions before such actions take effect, in accordance with Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors,                                                 Glynn Wilson
President
January __, 2014

This Information Statement is furnished by the Board of Directors of TapImmune Inc. (the “Company”) in connection with an action taken by written consent in lieu of an annual meeting of stockholders.  We are writing to give you notice of, and the attached Information Statement is being distributed in connection with, the actions by written consent of the shareholders of the Company, taken on January 10, 2014 (the “Written Consent”), which, pending required filings with the Secretary of State of Nevada, will be effective approximately twenty days after this Information Statement has been mailed to you.  The Board of Directors has fixed January __, 2014, at the close of business, as the record date for the determination of stockholders entitled to receive this Information Statement (“Record Date”). It is anticipated that this Information Statement and the enclosed Notice will be mailed to stockholders of the Record Date on or about January __, 2014.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Stockholders of our company owning approximately 65% of the votes of our issued and outstanding shares of capital stock consented in writing on January 10, 2014 to the (i) Reverse Stock Split and (ii) Amendment to the Certificate of Incorporation (each as defined herein).  As such, no vote or further action of the stockholders of the Company is required to approve or adopt those actions.  You are hereby being provided with notice of the stockholders’ approval of the above actions by less than unanimous written consent of the stockholders of the Company. Under federal law, however, such approval by written consent may not become effective until at least twenty (20) days after this Information Statement has first been mailed to stockholders, and these actions shall become effective immediately thereon or when the appropriate filing has been made with the Nevada Secretary of State, as applicable.

DISSENTER’S RIGHT OF APPRAISAL

The Nevada Revised Statutes do not provide for dissenter's rights of appraisal in connection with the corporate actions contemplated herein.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The voting power of the Company is vested in its common stock, with one vote per share, and its preferred stock, which at the time of the Written Consent consisted of Series A Convertible Preferred Stock with 1,000 votes per share.  On the date of the Written Consent, approximately 150,000,000 shares of common stock, par value $.001 per share, and 278,685 shares of Series A Convertible Preferred Stock were outstanding, totaling an aggregate voting power of 428,685,000 votes.

To the knowledge of the Board of Directors, as of the date of the Written Consent there no person beneficially owned more than five (5%) percent of the outstanding shares of common stock of the Company.

Set forth below is information concerning the ownership as of the date of the Written Consent of the Series A Convertible Preferred Stock of the Company by persons who, to the knowledge of the Board of Directors, beneficially own more than five (5%) percent of the outstanding shares of the Series A Convertible Preferred Stock of the Company.  Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Name and Address of Beneficial Owner	Undiluted and Diluted Beneficial Ownership	% of class
Mark Reddish	45,000	16.1%
Glynn Wilson	99,000	35.5%
Sanders Ortoli Vaughn-Flam Rosenstadt LLP (1)	42,047	15.1%
Gary Poelstra	27,500	9.9%
Denis Corin	40,500	17.4%
Richard Jacobson	15,800	5.8%

(1) These shares are beneficially owned by William S. Rosenstadt and Steven A. Sanders.
Those stockholders who signed the written consent and the votes that they provided are:

Name and Address of Beneficial Owner	Class of Shares Voted	Number of Shares Voted	Votes Represented by Shares Voted	% of All Votes Represented by Outstanding Capital Stock (1)
Mark Reddish	Series A Convertible Preferred Stock	45,000	45,000,000	10.5%
Glynn Wilson	Series A Convertible Preferred Stock	99,000	99,000,000	23.1%
Sanders Ortoli Vaughn-Flam Rosenstadt LLP (1)	Series A Convertible Preferred Stock	42,047	42,047,000	9.8%
SOVR Filings LLP (1)	Series A Convertible Preferred Stock	738	738,000	0.2%
Gary Poelstra	Series A Convertible Preferred Stock	27,500	27,500,000	6.4%
Denis Corin	Series A Convertible Preferred Stock	48,600	48,600,000	11.3%
Richard Jacobson	Series A Convertible Preferred Stock	15,800	15,800,000	3.7%

Total		278,685	278,685,000	65.0%

(1)           Based on 428,685,000 votes, the sum of the approximately 150,000,000 votes represented by the approximately 150,000,000 shares of common stock issued and outstanding on the date of the Written Consent and 278,685,000 votes represented by the 278,685 shares of the Series A Convertible Preferred Stock issued and outstanding on the date of the Written Consent.

INTERESTS OF CERTAIN PERSONS

Pursuant to the Certificate of Designation of the Series A Convertible Preferred Stock as filed with the Nevada Secretary of State on January 6, 2014, each share of Series A Convertible Preferred Stock that is outstanding at the time that we enact a reverse stock split on the terms of the Reverse Stock Split, shall automatically convert into five shares of our common stock (on a post-split basis).  Glynn Wilson, who is an officer and director of our Company and voted 99,000shares of Series A Convertible Preferred Stock in favor of the Reverse Stock Split, shall receive 495,000 shares of common stock in exchange for his shares of Series A Convertible Preferred Stock.

Apart from the above, to the best of our knowledge, there are no interests, direct or indirect, by security holdings or otherwise, of each of the following persons in the Reverse Stock Split and the Amendment to the Certificate of Amendment:

1.	Each person who has been a director or officer of our company at any time since the beginning of our fiscal year ended December 31, 2013 and

2.	Each associate of any of the foregoing persons.

ACTION I

REVERSE STOCK SPLIT

The shareholders and the Board of Directors have approved a reverse stock split whereby every one hundred (100) shares of common stock held by a stockholder shall be exchanged for one share of our common stock (the “Reverse Stock Split”).  Any fractional share of our common stock that would exist as a result of the Reverse Stock Split shall be rounded up to a whole share. The Board of Directors has set the close of business on the twentieth day following the mailing of this Information Statement to the shareholders as the date on which to file a “Certificate Pursuant to NRS 78.209” with the Nevada Secretary of State to make the Reverse Stock Split effective.  Every one hundred (100) shares of common stock issued and outstanding immediately prior to that effective date will be reclassified as and changed into one share of common stock.

The principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of common stock. At the time of the approval of the Reverse Stock Split by the shareholders on January 10, 2014, we had 150,000,000 common shares outstanding, which number will be reduced to approximately 1,500,000 shares as a result of the Reverse Stock Split. The respective relative voting rights and other rights that accompany the common stock will not be altered by the Reverse Stock Split, and the common stock will continue to have a par value of $0.001 per share.

Reasons for the Proposed Reverse Stock Split

Management is undertaking the Reverse Stock Split in an attempt to allow it to raise more capital through the sale of equity. On the date of the Written Consent none of our authorized common stock was unissued.  This limits our ability to raise capital through the sale of common stock.  After the Reverse Stock Split and the Amendment to the Articles of Incorporation (which is discussed in Action II below), the common stock outstanding on the date of the Written Consent will represent 0.6% of our authorized common stock, providing us with ample authorized but unissued shares of common stock to proceed with a capital raise through the sale of common stock.

The Reverse Stock Split is not being taken with a view to making us a more attractive merger candidate, and we have not entered into any definitive merger agreements and are not currently in negotiations to merge with any entity.

Future Dilution; Anti-Takeover Effects

There may be certain disadvantages suffered by shareholders as a result of the Reverse Stock Split. These disadvantages include an increase in possible dilution to present shareholders' percentage ownership of the common stock because of the additional authorized shares of common stock which would be available for future issuance by us. Current shareholders, in the aggregate, own approximately 100% of current authorized and issued shares of common stock under our present capital structure, but would own only 53.2% of the authorized and issued shares of common stock under our capital structure after the Reverse Stock Split. The decision to issue any shares of common stock or preferred stock that could dilute the position of current shareholders can be made by our Board of Directors alone, and no further shareholder vote or consultation would be required for such an issuance of common or preferred stock either prior to the effective date of the actions described herein or thereafter.

Management is not recommending the Reverse Stock Split and the Amendment to the Articles of Incorporation (which is discussed in Action II below) in an attempt to prevent third parties from obtaining control of our company. Management is not aware of any proposed sale of a large number of common stock between third parties, including our sole officer and director.

The Board of Directors believes that the consummation of the Reverse Stock Split and the changes which would result therefrom will not cause us to terminate registration of our common stock under the Securities Exchange Act of 1934, as amended, or to cease filing reports thereunder, and we do not presently intend to seek, either before or after the Reverse Stock Split, any change in our status as a reporting company for federal securities law purposes.

Federal Income Tax Consequences

The Reverse Stock Split should not result in any taxable gain or loss to shareholders for U.S. federal income tax purposes. As a result of the Reverse Stock Split, the U.S. tax basis of common stock received as a result of the Reverse Stock Split will be equal, in the aggregate, to the basis of the shares exchanged for the common stock. For U.S. federal income tax purposes, the holding period of the shares immediately prior to the effective date of the Reverse Stock Split will be included in the holding period of the common stock received as a result of the Reverse Stock Split.

SHAREHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS FOR MORE DETAILED INFORMATION REGARDING THE EFFECTS OF THE REVERSE SPLIT ON THEIR INDIVIDUAL TAX STATUS.

Exchange of Certificates

Following the effective date of the Reverse Stock Split, shareholders who hold their shares of common stock in certificated form should, at their own expense, surrender their current certificates to our stock transfer agent in exchange for the issuance of new certificates reflecting the Reverse Stock Split. Commencing on the effective date of the Reverse Stock Split, each certificate representing pre-Reverse Stock Split shares of common stock will be deemed for all purposes to evidence ownership of post-Reverse Stock Split shares of common stock, as the case may be. No fractional shares of common stock will be issued, and, in lieu thereof, a whole share will be issued to any shareholders entitled to a fraction of a share of common stock.

ACTION II

AMENDMENT TO THE ARTICLES OF INCORPORATION

The majority shareholders and the Board of Directors have approved an amendment to our Articles of Incorporation, attached hereto as Exhibit A, to increase the number of authorized shares of capital stock from 155,000,000 to 505,000,000 (the “Amendment to the Articles of Incorporation”).  Our current Articles of Incorporation authorizes 150,000,000 shares of common stock, and the amendment to our Articles of Incorporation would authorize 500,000,000 shares of common stock. Our current Articles of Incorporation authorizes 5,000,000 shares of preferred stock, and the amendment to our Articles of Incorporation would continue to authorize the same amount of preferred stock.

The relative rights and limitations of the shares of common stock would remain unchanged by the amendment to our Articles of Incorporation.  The par value of each class is to remain the same at $0.001 for each class.

REASON FOR, AND THE EFFECT OF, THE INCREASE IN AUTHORIZED COMMON STOCK

Our management has approved the corporate actions described in this Information Statement in an attempt to allow us to raise additional capital.  We currently have 150,000,000 authorized shares of common stock, of which approximately all are outstanding.  Our management believes that to successfully raise additional capital through equity financing or convertible debt, we will need to have more authorized but unissued shares of common stock.

As a result of increasing our authorized common stock and the Reverse Stock Split (which is discussed above in Action I), we will be in a better position to raise additional capital.  Any raise of additional capital through the sale of common stock (or securities convertible into common stock) would have the effect of diluting your percentage ownership of our Company and, depending on the issuance price, could dilute the net tangible book value per share of the shares that you purchased.

Exhibit A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:  TapImmune Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

“3.  The number of authorized shares is 500,000,000 shares of common stock and 5,000,000 preferred shares (the terms of which are to be determined at the sole discretion of the Board of Directors), each class with a par value of $0.001.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 278,685,000 out of 428,685,000 (or 65.0%).

4. Effective date and time of filing:  ______________

5. Signature:  ______________